EXHIBIT 10.1

Transition Agreement

This Transition Agreement (“Agreement”) is made and entered into by and between Noah Rosenberg, M.D. (hereinafter “Employee”), and Travere Therapeutics, Inc., a Delaware corporation (hereinafter the “Company”).

WHEREAS, Employee currently serves as Chief Medical Officer of the Company;

WHEREAS, it is anticipated that Employee will remain employed as Chief Medical Officer until December 31, 2021, at which time Employee’s employment with the Company will cease and Employee will transition to an advisory role with the Company;

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated July 26, 2018, by and between Employee and the Company (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to resolve all claims and issues that have, or could have been raised, in relation to Employee’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and the Company to date, and to provide for the transition of Employee’s employment with the Company, on the terms set forth below;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, and other valuable consideration to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

1.Separation of Employment. Employee hereby acknowledges and agrees that his role as Chief Medical Officer of the Company and as an employee of the Company and/or as an officer, employee or director of its subsidiaries, as applicable, will cease on December 31, 2021 (the “Separation Date”).

2.Transition Period.

a.Duties and Responsibilities. Between now and the Separation Date (the “Transition Period”), Employee will transition his duties and responsibilities and perform other tasks as requested by the Company, in good faith and to the best of his abilities. It is understood between the parties that during the Transition Period Employee will continue to work primarily on a remote basis, as he has during the ongoing Covid-19 pandemic.
b.Compensation. During the Transition Period, Employee’s base salary will remain the same, and Employee will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Employee’s outstanding stock awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement or restricted stock award agreement, as applicable.

c.Policies and Obligations. Employee must continue to comply with all of the Company’s policies and procedures and with all of his statutory and contractual obligations to the Company, including, without limitation, his obligations under the Confidentiality Agreement that he executed with the Company (the “CDA”), which Employee acknowledges and agrees are contractual commitments that remain binding upon Employee, both during and after the Transition Period.

d.Termination. Nothing in this Agreement alters Employee’s employment at will status. Accordingly, during the Transition Period Employee is entitled to resign his employment with or without advance notice, and the Company may terminate Employee’s employment with or without advance notice. Any such resignation or termination prior to the Separation Date shall be governed by the terms of the Employment Agreement (as amended pursuant to Section 7 of this Agreement), and not this Agreement.

3.Consideration. As a material inducement to and in consideration for Employee entering into this Agreement, and subject to the terms and conditions of this Agreement and the Employment Agreement, the Company agrees as follows:

Effective as of the Separation Date, Employee will be entitled to receive the benefits set forth in Section 6.5(b)(i), Section 6.5(b)(ii), Section 6.5(b)(iii) (as amended pursuant to Section 7 of this Agreement) and Section 6.5(b)(iv) (as amended pursuant to Section 7 of this Agreement) of the Employment Agreement, subject to the requirement that Employee execute and return to the Company the General Release attached as Exhibit A to the Employment Agreement (the “Subsequent Release”), and allow the Subsequent Release to become effective. For the avoidance of doubt, with respect to the benefits set forth in Section 6.5(b)(iii) of the Employment Agreement, Employee acknowledges and agrees that (i) all outstanding Stock Awards (as defined therein) with performance-based vesting held by Employee for which the relevant performance period ends within the 13-month period following the Separation Date shall remain eligible for vesting during such 13-month period as though Employee had continued to render continuous service to the Company throughout such period, and such Stock Awards with performance-based vesting shall vest (if applicable) based on actual performance during such performance period and (ii) on the 13-month anniversary of the Separation Date, all unvested Stock Awards with performance-based vesting then-held by Employee shall automatically expire and terminate.

4.Release. As a condition to the benefits provided in this Agreement to which Employee would not otherwise be entitled, Employee agrees to execute and return to the Company the General Release attached as Exhibit A to the Employment Agreement (the “Initial Release”), and to allow the Initial Release to become effective.

5.No Other Entitlements. Except for the compensation, monies and benefits expressly set forth in Sections 2 and 3 (or that may be set forth in a subsequently executed Consulting Agreement), Employee acknowledges that he is not entitled to any other compensation, monies or benefits from the Company, including but not limited to bonuses, commissions, or other forms of compensation or benefits, repayments of debts, or reimbursements of expenses.

6.Pre- and Post-Termination Obligations. All payments and benefits to Employee under Section 3 of this Agreement shall be subject to Employee’s compliance with the following provisions following the Separation Date:

a.Return of Company Property. Employee agrees that he will promptly return and deliver to the Company all documents, data and other materials and items in his possession, custody or control, wherever located, that belong to the Company and/or contain or reflect confidential information of the Company, including, but not limited to, any and all keys, credit cards, security cards, computer software, disks, data, records, notebooks, correspondence, customer or supplier lists, files, forms, supplies or other documents or materials, in any form or format and including, but not limited to, any printed versions or copies or other recordings of such documents or materials, that have been provided or furnished to Employee by the Company or its affiliates, or have been obtained or developed or used by Employee during the performance of Employee’s services for the Company, or in connection with Employee’s services or any other activities for the Company; provided, however, that Employee may retain such Company assets, (including documents and materials) that are necessary to perform any subsequently contracted for consulting services for the Company and shall return all such assets, documents and materials at the conclusion of such consulting relationship. Employee agrees that prior to responding to any valid subpoena, court order or other legal process which would require disclosure of confidential information encompassed by this paragraph, he shall give the Company prior written notice of the subpoena, court order or other legal process in sufficient time to afford the Company a reasonable opportunity to challenge the subpoena, court order or other legal process.

b.Transition Assistance. Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with the transition of Employee’s duties to other individuals at the Company.

c.Failure to Comply. In the event that Employee shall fail to comply with any provision of this Section 6 or any continuing obligations under Section 2(c) above, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to Employee, all rights of Employee and any person claiming under or through him to payments and benefits under Section 3 of this Agreement shall thereupon terminate and no person shall be entitled thereafter to receive any such payments or benefits. In addition, in the event of a breach or threatened breach by Employee of the provisions of this Section, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining Employee from committing such violation, and Employee hereby consents to the issuance of such injunction.

7.Employment Agreement Amendments. Upon execution of this Agreement and effectiveness of the Initial Release, (i) Section 6.5(b)(iii) of the Employment Agreement shall be, and hereby is, amended such that the reference to “12 continuous months” is replaced with “13 continuous months”, and (ii) Section 6.5(b)(iv) of the Employment Agreement shall be, and hereby is, amended such that each reference to “12 months” is replaced with “18 months”.

8.Section 409A Compliance. To the extent applicable, the parties hereto intend that this Agreement be exempt from, or if an exemption is not available, comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). The parties hereby agree that this Agreement shall at all times be construed in a manner to be exempt from, or if an exemption is not available, to comply with, Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A and is not otherwise exempt from the provision thereof be accelerated in violation of Section 409A. The parties further agree that any payment paid in connection with this Agreement pursuant to the Employment Agreement will be paid at the same time or times and subject to the same conditions as in the Employment Agreement, and will be otherwise paid in accordance with the provisions of the Employment Agreement as if the Employee’s employment had been terminated by the Company without Cause (as defined in the Employment Agreement).

9.Taxes. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from this Agreement or the compensation or benefits payable pursuant to this Agreement. Employee is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which he is liable as a result of this Agreement and the compensation or benefits payable pursuant to this Agreement.

10.Mutual Nondisparagement. Employee agrees that he will not disparage the Company or its affiliates or its or their products, programs, directors, officers, successors or assigns, with any written or oral statement. The Company agrees to instruct its current directors and executive officers to not disparage Employee with any written or oral statement. Nothing in this paragraph shall prohibit the parties from providing truthful information in response to a subpoena or other legal process.

11.No Attachment. No right to receive payments under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12.Miscellaneous. This Agreement shall be binding upon and inure to the benefit of Employee, his assigns, heirs, executors, administrators and representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Employee may not assign any of his rights or delegate any of his duties under this Agreement. Except as preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflict of law provision. This agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including as a pdf and/or utilizing any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures utilizing any electronic signature process complying with the U.S. federal ESIGN Act of 2000 shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

13.Entire Agreement. This Agreement, the CDA and the Employment Agreement comprise the entire agreement and understanding of the parties with respect to the subject matter, specifically including but not limited to any terms and conditions of employment or the termination of employment, and there are no agreements or understandings other than those contained herein. Further, this Agreement is intended to be a binding contract among the parties hereto and shall not be modified, except by writing signed by both Employee and the Company. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, WHICH IS NOT SET FORTH IN THIS DOCUMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, WITHOUT ANY COERCION FROM ANY PERSON, INCLUDING THE COMPANY OR ANY OF ITS REPRESENTATIVES. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Transition Agreement on this the 12th day of October, 2021.

EMPLOYEE:

/s/ Noah Rosenberg, M.D.
Noah Rosenberg, M.D.

TRAVERE THERAPEUTICS, INC.

By: /s/ Eric Dube
Name: Eric Dube
Title: President and Chief Executive Officer

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